EXHIBIT 99.1

                                                        EXECUTION COPY

                           AGREEMENT AND PLAN OF MERGER


                                   BY AND AMONG


                              CARDINAL HEALTH, INC.
                                  ("CARDINAL"),


                                BRUIN MERGER CORP.
                   a wholly owned direct subsidiary of Cardinal
                                   ("Subcorp"),



                                       and



                           BERGEN BRUNSWIG CORPORATION
                                    ("BERGEN")





                                 August 23, 1997







                                TABLE OF CONTENTS
                                                                       Page

         AGREEMENT AND PLAN OF MERGER...............................     1
         PRELIMINARY STATEMENTS.....................................     1
         AGREEMENT   ...............................................     1
         ARTICLE I.  THE MERGER.....................................     2
              1.1    The Merger.....................................     2
              1.2    Effective Time..................................    2
              1.3    Effects of the Merger...........................    2
              1.4    Certificate of Incorporation and Bylaws.........    2
              1.5    Directors and Officers of the Surviving
                     Corporation....................................     2
              1.6    Additional Actions.............................     3
         ARTICLE II. CONVERSION OF SECURITIES ......................     3
              2.1    Conversion of Capital Stock....................     3
              2.2    Exchange Ratio; Fractional Shares; Adjustments.     3
              2.3    Exchange of Certificates.......................     4
                     (a)   Exchange Agent...........................     4
                     (b)   Exchange Procedures......................     4
                     (c)   Distributions with Respect to
                           Unexchanged Shares.......................     5
                     (d)   No Further Ownership Rights in Bergen
                           Common Stock.............................     5
                     (e)   Termination of Exchange Fund.............     6
                     (f)   No Liability.............................     6
                     (g)   Investment of Exchange Fund..............     6
              2.4    Treatment of Stock Options.....................     6
         ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CARDINAL
                       AND SUBCORP .................................     7
              3.1      Organization and Standing....................     7
              3.2      Subsidiaries.................................     8
              3.3      Corporate Power and Authority................     8
              3.4      Capitalization of Cardinal and Subcorp.......     8
              3.5      Conflicts; Consents and Approval.............     9
              3.6      Brokerage and Finder's Fees..................    10
              3.7      Accounting Matters; Reorganization...........    10
              3.8      Cardinal SEC Documents.......................    10
              3.9      Registration Statement.......................    11
              3.10     Compliance with Law..........................    11
              3.11     Litigation...................................    12
              3.12     Board Recommendation.........................    12
              3.13     No Material Adverse Change...................    12
              3.14     Title to and Condition of Properties.........    12
              3.15     Undisclosed Liabilities......................    12
              3.16     Operation of Cardinal's Business;
                       Relationships................................    13
              3.17     Interested Stockholder or Acquiring Person...    13











         ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF BERGEN ....    13
              4.1      Organization and Standing.....................   13
              4.2      Subsidiaries.................................    14
              4.3      Corporate Power and Authority................    14
              4.4      Capitalization of Bergen.....................    14
              4.5      Conflicts; Consents and Approvals............    15
              4.6      No Material Adverse Change...................    16
              4.7      Bergen SEC Documents.........................    16
              4.8      Taxes........................................    17
              4.9      Compliance with Law..........................    18
              4.10     Intellectual Property........................    19
              4.11     Title to and Condition of Properties.........    19
              4.12     Registration Statement; Joint Proxy
                       Statement....................................    19
              4.13     Litigation...................................    19
              4.14     Brokerage and Finder's Fees; Expenses........    20
              4.15     Accounting Matters; Reorganization...........    20
              4.16     Employee Benefit Plans.......................    20
              4.17     Contracts....................................    23
              4.18     Labor Matters................................    24
              4.19     Undisclosed Liabilities......................    24
              4.20     Operation of Bergen's Business;
                       Relationships................................    24
              4.21     Permits; Compliance..........................    24
              4.22     Environmental Matters........................    25
              4.23     Opinion of Financial Advisors................    26
              4.24     Board Recommendation.........................    26
              4.25     New Jersey Shareholders Protection Act and
                       Rights Agreement.............................    26
              4.26     Accounts Receivable and Inventories..........    27
              4.27     Insurance....................................    27
              4.28     Employee Agreements..........................    27
              4.29     Director Compensation........................    28
         ARTICLE V.    COVENANTS OF THE PARTIES ....................    28
              5.1      Mutual Covenants.............................    28
                     (a)   HSR Act Filings; Reasonable Efforts;
                           Notification.............................    28
                     (b)   Pooling-of-Interests.....................    30
                     (c)   Tax-Free Treatment.......................    30
                     (d)   Public Announcements.....................    31
              5.2    Covenants of Cardinal..........................    31
                     (a)   Cardinal Shareholders Meeting............    31
                     (b)   Preparation of Registration Statement....    31
                     (c)   Conduct of Cardinal's Operations.........    32
                     (d)   Indemnification; Directors' and
                           Officers' Insurance......................    32
                     (e)   Merger Sub...............................    33
                     (f)   NYSE Listing.............................    33
                     (g)   Access...................................    33
                     (h)   Board of Directors of Cardinal...........    33









                     (i)   Corporate Name...........................    34
                     (j)   Affiliates of Cardinal...................    34
                     (k)   Notification of Certain Matters..........    34
                     (l)   Employees and Employee Benefit...........    34
              5.3    Covenants of Bergen............................    35
                     (a)   Bergen Shareholders Meeting..............    35
                     (b)   Information for the Registration
                           Statement and Preparation of Joint
                           Proxy Statement..........................    35
                     (c)   Conduct of Bergen's Operations...........    36
                     (d)   No Solicitation..........................    38
                     (e)   Termination Right........................    40
                     (f)   Affiliates of Bergen.....................    41
                     (g)   Access...................................    41
                     (h)   Notification of Certain Matters..........    41
                     (i)   Subsequent Financial Statements..........    41
                     (j)   Employee Agreements; Trust Amendment.....    42
         ARTICLE VI. CONDITIONS ....................................    42
              6.1    Conditions to the Obligations of Each Party....    42
              6.2    Conditions to Obligations of Bergen............    43
              6.3    Conditions to Obligations of Cardinal and
                     Subcorp........................................    45
         ARTICLE VII.  TERMINATION AND AMENDMENT ....................   46
              7.1    Termination....................................    46
              7.2    Effect of Termination..........................    48
              7.3    Amendment......................................    49
              7.4    Liquidated Damages.............................    50
              7.5    Exclusive Remedy...............................    50
              7.6    Extension; Waiver..............................    50
         ARTICLE VIII.  MISCELLANEOUS ..............................    51
              8.1    Survival of Representations and Warranties.....    51
              8.2    Notices........................................    51
              8.3    Interpretation.................................    52
              8.4    Counterparts...................................    53
              8.5    Entire Agreement...............................    53
              8.6    Third Party Beneficiaries......................    54
              8.7    Governing Law..................................    54
              8.8    Consent to Jurisdiction; Venue.................    54
              8.9    Specific Performance...........................    54
              8.10   Assignment.....................................    54
              8.11   Expenses.......................................    54

         Exhibit A-1  Form of Bergen Affiliate Letter
         Exhibit A-2  Form of Cardinal Affiliate Letter















                           AGREEMENT AND PLAN OF MERGER


                   This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 23rd day of August, 1997, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Bruin Merger Corp., a New Jersey corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Bergen Brunswig Corporation, a New Jersey corporation ("Bergen").

                              PRELIMINARY STATEMENTS

                   A. Cardinal desires to combine its pharmaceutical distribution business and other businesses with the pharmaceutical distribution business and other businesses operated by Bergen through the merger of Subcorp with and into Bergen, with Bergen as the surviving corporation (the "Merger"), pursuant to which each share of Bergen Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.4) as more fully provided herein.

                   B. The Board of Directors of Bergen has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Bergen and Bergen desires to combine its pharmaceutical distribution business and other businesses with the healthcare service businesses operated by Cardinal and for the holders of shares of Bergen Common Stock ("Bergen Shareholders") to have a continuing equity interest in the combined Cardinal/Bergen businesses through the ownership of Cardinal Common Shares.

                   C. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

                   D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

                   E. The respective Boards of Directors of Cardinal, Subcorp and Bergen have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.


                                    AGREEMENT

                   Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:







                                    ARTICLE I.

                                    THE MERGER

                   1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the New Jersey Business Corporation Act (the "NJBCA"), Subcorp shall be merged with and into Bergen at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Bergen shall continue its existence under the laws of the State of New Jersey. Bergen, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

                   1.2 Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of New Jersey (the "New Jersey Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with
         Section 14A:10-4.1 of the NJBCA. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the New Jersey Secretary of State or at such later time as shall be agreed upon by Cardinal and Bergen and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 5555 Glendon Court, Dublin, Ohio 43016, or such other place as the parties may agree as soon as practicable (but in any event within ten business days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as Cardinal and Bergen may agree; provided, that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

                   1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in
         Section 14A:10-6 of the NJBCA.

                   1.4 Certificate of Incorporation and Bylaws. At the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Amended and Restated Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is 'BERGEN BRUNSWIG CORPORATION'", and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law. Cardinal agrees not to amend the Certificate of Incorporation of the Surviving Corporation for a period of at least one year from the Effective Time.

                   1.5  Directors and Officers of the Surviving
         Corporation. From and after the Effective Time, the officers of Bergen shall be the officers of the Surviving Corporation and the









         directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, Bergen shall deliver to Cardinal a written acknowledgment reasonably satisfactory to Cardinal from each director of Bergen that they will not be directors of Bergen or the Surviving Corporation effective as of the Effective Time.

                   1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Bergen, or (b) otherwise carry out the provisions of this Agreement, Bergen and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Bergen or otherwise to take any and all such action.

                                   ARTICLE II.

                             CONVERSION OF SECURITIES

                   2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or Bergen or their respective shareholders:

                   (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.
              Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

                   (b) Subject to the other provisions of this Article II, each share of Bergen Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares equal to the Exchange Ratio (as defined in Section 2.2(a)).

                   (c) Each share of capital stock of Bergen held in the treasury of Bergen shall be cancelled and retired and no payment shall be made in respect thereof.

                   2.2  Exchange Ratio; Fractional Shares; Adjustments.

                   (a)  The "Exchange Ratio" shall be equal to 0.775.
              No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1(b).









                   (b) In lieu of any such fractional shares, the holder of a certificate previously evidencing Bergen Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Bergen Common Stock to the Exchange Agent pursuant to
              Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Bergen Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

                   (c) In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

                   2.3  Exchange of Certificates.

                   (a)  Exchange Agent.  Promptly following the
              Effective Time, Cardinal shall deposit with ChaseMellon Shareholder Services, Inc. or such other exchange agent as may be designated by Cardinal (the "Exchange Agent"), for the benefit of Bergen Shareholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to
              Section 2.1 in exchange for outstanding shares of Bergen Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to
              Section 2.2 (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                   (b) Exchange Procedures. As soon as practicable after the Effective Time, Cardinal shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Bergen Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1(b), (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by Bergen prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Cardinal may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing









              Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of Cardinal Common Shares which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this
              Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Bergen Common Stock. In the event of a transfer of ownership of shares of Bergen Common Stock which is not registered on the transfer records of Bergen, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Bergen Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
              Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

                   (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this
              Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.10), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

                   (d) No Further Ownership Rights in Bergen Common Stock. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms









              hereof (including any cash paid pursuant to this Article
              II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bergen Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Bergen of shares of Bergen Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "affiliate" of Bergen for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached hereto as Exhibit A-1.

                   (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Bergen Shareholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to Cardinal, upon demand therefor, and holders of Certificates previously representing shares of Bergen Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

                   (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Bergen Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Bergen Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.5)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

                   (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.3(e).

                   2.4  Treatment of Stock Options.

                   (a) Prior to the Effective Time, Cardinal and Bergen shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Bergen in effect on the date hereof which has been granted to current or former directors, officers or employees of Bergen by Bergen (or which has been granted by Bergen prior to the Effective Time pursuant to agreements in compliance with the terms of this Agreement) (each, a "Bergen Option") to be automatically converted at the









              Effective Time into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Bergen Common Stock issuable immediately prior to the Effective Time upon exercise of the Bergen Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Bergen Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Bergen Option immediately before the Effective Time; provided that with respect to any Bergen Option that is an "incentive stock option" within the meaning of
              Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of
              Section 424(a) of the Code. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

                   (b) Bergen agrees to issue treasury shares of Bergen, to the extent available, upon the exercise of Bergen Options prior to the Effective Time.

                   (c) Cardinal agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "Commission") within 15 business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                   ARTICLE III.

              REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

                   In order to induce Bergen to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to Bergen that the statements contained in this Article III are true, correct and complete.

                   3.1 Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on Cardinal. Cardinal is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardinal Articles"), or its Code of Regulations, as amended and restated (the "Cardinal Code of









         Regulations"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws. Cardinal has heretofore furnished to Bergen a complete and correct copy of the Cardinal Articles and Cardinal Code of Regulations.

                   3.2  Subsidiaries.  Except as set forth in Section
         3.2 to the disclosure schedule delivered by Cardinal to Bergen and dated the date hereof (the "Cardinal Disclosure Schedule"), Cardinal owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Cardinal's subsidiaries.

                   3.3 Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, subject to approval of
         (i) amendments to the Cardinal Articles to change Cardinal's name as provided for in Section 5.2(i) and to increase the number of authorized Cardinal Common Shares, and (ii) the issuance of Cardinal Common Shares issuable in the Merger and the transactions contemplated hereby by the Cardinal Shareholders
         (such proposals to amend the Cardinal Articles and to authorize the issuance of Cardinal Common Shares collectively the "Cardinal Shareholder Proposals"), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp, subject to approval by the Cardinal Shareholders of the Cardinal Shareholder
         Proposals. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

                   3.4  Capitalization of Cardinal and Subcorp.

                   (a) As of August 7, 1997, Cardinal's authorized capital stock consisted solely of (a) 150,000,000 common shares, without par value ("Cardinal Common Shares"), of which
         (i) 109,097,646 shares were issued and outstanding, (ii) 240,709 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause
         (a)(iii) below) and (iii) 6,000,434 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value, none of which was issued and outstanding or reserved for issuance, and
         (c) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of Cardinal capital stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in









         Section 3.4 to the Cardinal Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal and neither Cardinal nor any Cardinal subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Cardinal, its subsidiaries or its or their predecessors. The Cardinal Common Shares (including those shares to be issued in the Merger) are registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"). Except as set forth in Section 3.4 to the Cardinal Disclosure Schedule, Cardinal has no agreement, arrangement or understanding to register any securities of Cardinal or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to Bergen.

                   (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Common Stock, par value $.01 per share ("Subcorp Common Stock"), of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any liens, claims or encumbrances by Cardinal.

                   3.5 Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any provision of the Cardinal Articles or Cardinal Code of Regulations or the Amended and Restated Certificate of Incorporation or Bylaws of Subcorp, subject to approval by the Cardinal Shareholders of the Cardinal Shareholder Proposals;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;









                   (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal or any of its subsidiaries or any of their respective properties or assets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) approval by the Cardinal Shareholders of the Cardinal Shareholder Proposals, (ii) authorization for inclusion of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (v) consents or approvals of any Governmental Authority set forth in
              Section 3.5 to the Cardinal Disclosure Schedule;

         except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

                   3.6 Brokerage and Finder's Fees. Except as set forth in Section 3.6 of the Cardinal Disclosure Schedule, neither Cardinal nor any shareholder, director, officer or employee thereof has incurred or will incur on behalf of Cardinal any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

                   3.7 Accounting Matters; Reorganization. Neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Bergen or any of its affiliates) would
         (a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                   3.8 Cardinal SEC Documents. Cardinal has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section
         3.8 to the Cardinal Disclosure Schedule, complied in all material respects with the









         applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

              3.9 Registration Statement. None of the information provided by Cardinal in writing for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Cardinal under the Securities Act, including the prospectus relating to Cardinal Common Shares to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the joint proxy statement and form of proxies relating to the vote of Bergen Shareholders with respect to the Merger and the vote of Cardinal Shareholders with respect to the Cardinal Shareholder Proposals (as amended, supplemented or modified, the "Joint Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Bergen Shareholders Meeting or the Cardinal Shareholders Meeting (each, as hereinafter defined) to consider the Merger and the transactions contemplated thereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Bergen, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

                   3.10  Compliance with Law.  Cardinal and its
         subsidiaries are in compliance with, and at all times since September 30, 1994 have been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority, including, without limitation, the Federal Prescription Drug Marketing Act and comparable or related state law provisions, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act (the "FDCA"), the Good Manufacturing Practices standards of the Food and Drug Administration (the "FDA"), federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C.
         Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy or wholesaling practices, the Occupational Safety and Health Act and the regulations promulgated thereunder (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Laws"), relating to Cardinal, its subsidiaries or their respective business or properties, except where the failure to be in compliance therewith (individually or in the aggregate) would not reasonably be expected to









         have a Material Adverse Effect on Cardinal or where such non-compliance has been cured. Except as disclosed in Section 3.10 to the Cardinal Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Cardinal or its subsidiaries is pending, or, to the knowledge of Cardinal, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Cardinal.

                   3.11  Litigation.  Except as set forth in Section
         3.11 to the Cardinal Disclosure Schedule or in the Cardinal SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Cardinal, threatened against Cardinal or any of its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Neither Cardinal nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Except as set forth in Section 3.11 to the Cardinal Disclosure Schedule, since September 30, 1994, neither Cardinal nor any of its subsidiaries has been subject to any outstanding order, writ, injunction or decree relating to Cardinal's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Cardinal.

                   3.12 Board Recommendation. The Board of Directors of Cardinal, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Cardinal and the Cardinal Shareholders, and (ii) resolved to recommend that the Cardinal Shareholders approve and authorize the Cardinal Shareholder Proposals and the transactions contemplated hereby.

                   3.13  No Material Adverse Change.  Except as
         disclosed in the Cardinal SEC Documents filed prior to the date of this Agreement, since June 30, 1996, there has been no change in the assets, liabilities, results of operations or financial condition of Cardinal which would constitute a Material Adverse Effect on Cardinal or any event, occurrence or development which would have a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

                   3.14  Title to and Condition of Properties.
         Cardinal and its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Cardinal and its subsidiaries as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not reasonably be expected to have a Material Adverse Effect on Cardinal.

                   3.15 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the restated consolidated balance sheet of Cardinal as of June 30, 1996 included in the Cardinal SEC Documents, (ii) as incurred after the date thereof in the ordinary









         course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section
         3.15 to the Cardinal Disclosure Schedule, Cardinal, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a Material Adverse Effect on Cardinal.

                   3.16  Operation of Cardinal's Business;
         Relationships.

                   (a) Since March 31, 1997, through the date of this Agreement, neither Cardinal nor any of its subsidiaries has engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect Section 5.2(c) hereof except as set forth in Section 3.16(a) to the Cardinal Disclosure Schedule.

                   (b) Except as set forth in Section 3.16(b) to the Cardinal Disclosure Schedule, since January 1, 1997, no material customer of Cardinal or any of its subsidiaries has indicated that it will stop or materially decrease purchasing materials, products or services from Cardinal or its subsidiaries and no material supplier of Cardinal or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to Cardinal or its subsidiaries, in each case, the effect of which would have a Material Adverse Effect on Cardinal.

                   3.17 Interested Stockholder or Acquiring Person. Neither Cardinal nor any of its affiliates is or has been an "Interested Stockholder" as such term is defined in the New Jersey Shareholders Protection Act (the "NJSPA") or an "Acquiring Person" as such term is defined in the Bergen Rights Agreement.

                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BERGEN

                   In order to induce Subcorp and Cardinal to enter into this Agreement, Bergen hereby represents and warrants to Cardinal and Subcorp that the statements contained in this
         Article IV are true, correct and complete.

                   4.1  Organization and Standing.  Bergen is a
         corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Bergen and each subsidiary of Bergen is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on Bergen. Bergen is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended and restated (the "Bergen Certificate"), or its Bylaws, as in effect on the date hereof (the "Bergen Bylaws"). Bergen has heretofore furnished to Cardinal a complete and correct copy of the Bergen Certificate and the Bergen Bylaws. Listed in Section









         4.1 to the disclosure schedule delivered by Bergen to Cardinal and dated the date hereof (the "Bergen Disclosure Schedule") is each jurisdiction in which Bergen or a subsidiary of Bergen is qualified to do business and in good standing as of the date of the Agreement.

                   4.2 Subsidiaries. Bergen does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 4.2 to the Bergen Disclosure Schedule. Except as set forth in Section 4.2 to the Bergen Disclosure Schedule, Bergen is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity that is not wholly owned by Bergen. Bergen owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Bergen's subsidiaries. Each of the outstanding shares of capital stock of each of Bergen's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Bergen free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of Bergen is set forth in Section 4.2 to the Bergen Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) for a subsidiary which is not wholly owned by Bergen, its authorized capital stock or share capital; and
         (iii) for a subsidiary which is not wholly owned by Bergen, the number of issued and outstanding shares of capital stock or share capital, the record owner(s) thereof to the extent known to Bergen and the number of issued and outstanding shares of capital stock or share capital beneficially owned by Bergen. Other than as set forth in Section 4.2 to the Bergen Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Bergen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Bergen, and neither Bergen nor any subsidiary of Bergen has any obligation of any kind to issue any additional securities of any subsidiary of Bergen or to pay for or repurchase any securities of any subsidiary of Bergen or any predecessor thereof.

                   4.3 Corporate Power and Authority. Bergen has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by Bergen Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Bergen have been duly authorized by all necessary corporate action on the part of Bergen, subject to approval of the Merger and the transactions contemplated hereby by Bergen Shareholders. This Agreement has been duly executed and delivered by Bergen and constitutes the legal, valid and binding obligation of Bergen enforceable against it in accordance with its terms.

                   4.4 Capitalization of Bergen. As of July 31, 1997, Bergen's authorized capital stock consisted solely of (a) 100,000,000 shares of Class A common stock, par value $1.50 per share ("Bergen Common Stock"), of which (i) 50,392,779 shares were issued and outstanding, (ii) 5,454,983 shares were issued and held in treasury (which does not include the shares reserved









         for issuance set forth in clause (iii) below) and no shares were held by subsidiaries of Bergen, (iii) 2,531,152 shares were reserved for issuance upon the exercise of outstanding options and no shares were reserved for issuance upon the conversion or exchange of convertible or exchangeable securities granted or issued by Bergen, (iv) 820,313 shares of Bergen Common Stock were reserved for issuance under the Bergen Elective Savings Retirement Plan and (v) 10,028,163 shares of Bergen Common Stock were reserved for future issuance under the Stock Option Agreement dated August 23, 1997 between Cardinal and Bergen (the "Bergen Stock Option Agreement"); and (b) 3,000,000 shares of preferred stock, without par value ("Bergen Preferred Stock"), none of which was issued and outstanding or reserved for issuance, except for a series of 400,000 shares of Bergen Preferred Stock designated as Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Bergen Rights Agreement (as defined in Section 4.25), none of which was issued and outstanding. Each outstanding share of Bergen capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, in Section 4.4 to the Bergen Disclosure Schedule or as contemplated by the Bergen Stock Option Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Bergen of any securities of Bergen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Bergen, and neither Bergen nor any subsidiary of Bergen has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Bergen or any predecessor. The Bergen Disclosure Schedule accurately sets forth as of August 7, 1997 the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Bergen Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase Bergen capital stock. Except as set forth in Section
         4.4 to the Bergen Disclosure Schedule, Bergen has no agreement, arrangement or understandings to register any securities of Bergen or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to Cardinal.

                   4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement or the Bergen Stock Option Agreement by Bergen, nor the consummation of the transactions contemplated hereby or thereby will:

                   (a) conflict with, or result in a breach of any provision of, the Bergen Certificate or the Bergen Bylaws;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Bergen under, any of the terms, conditions or provisions of any









              note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Bergen or any of its subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Bergen or any of its subsidiaries or any of their respective properties or assets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by Bergen or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by Bergen Shareholders,
              (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and
              (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Bergen Disclosure Schedule;

         except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby. Other than as set forth on Schedule 4.5(b) to the Bergen Disclosure Schedule, to the knowledge of Bergen, neither the execution and delivery of this Agreement or the Bergen Stock Option Agreement by Bergen, nor the consummation of the transactions contemplated hereby or thereby will violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Bergen under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Bergen or any of its subsidiaries is a party.

                   4.6 No Material Adverse Change. Except as disclosed in the Bergen SEC Documents (as defined in Section 4.7 hereof) filed prior to the date of this Agreement, since September 30, 1996, there has been no change in the assets, liabilities, results of operations or financial condition of Bergen which would constitute a Material Adverse Effect on Bergen or any event, occurrence or development which would have a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby.

                   4.7 Bergen SEC Documents. Bergen has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Bergen SEC Documents"). The Bergen SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not









         contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section 4.7 to the Bergen Disclosure Schedule, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Bergen included in the Bergen SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Bergen and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of Bergen is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

             4.8 Taxes. Except as set forth in Section 4.8 to the Bergen Disclosure Schedule and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen:

             (a) Bergen and its subsidiaries (i) have duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Bergen or its subsidiaries prior to the date hereof, all of which foregoing
         Tax Returns and reports are true and correct; (ii) have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority; (iii) have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid; (iv) are not delinquent in the payment of any Tax and have not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed; and (v) have not received written notice of any deficiencies for any Tax from any taxing authority, against Bergen or any of its subsidiaries for which there are not adequate reserves. Neither Bergen nor any of its subsidiaries is the subject of any currently ongoing Tax audit.
         As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to September 30, 1992, all federal income
         Tax Returns including Bergen or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither Bergen nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or









         assets, real or personal, tangible or intangible of Bergen or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by an authority in a jurisdiction where none of Bergen and its subsidiaries files Tax Returns that Bergen or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Bergen has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

                   (b) Neither Bergen nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Bergen nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Bergen or any of its subsidiaries which (i) requires Bergen or any of its subsidiaries to make any Tax payment to (other than payments made prior to March 31, 1997 or payments which are adequately reserved on Bergen's balance sheet as of September 30, 1996 included in the Bergen SEC Documents) or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Bergen or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Bergen or any of its subsidiaries, from any other person.

                   (c) Bergen and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                   (d) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

                   (e) "Taxes" means (i) all Taxes (whether federal, state, local or foreign) based upon or measured by income and any other Tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property Taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

                   4.9  Compliance with Law.  Except as set forth in
         Section 4.9 to the Bergen Disclosure Schedule, Bergen is in compliance, and at all times since September 30, 1994 has been in compliance, with all Applicable Laws relating to Bergen or its business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Bergen or where such non-compliance has been cured. Except as disclosed in Section 4.9 to the Bergen Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Bergen is pending, or, to the knowledge of Bergen, threatened, nor has any Governmental









         Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Bergen.

                   4.10 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen, Bergen owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of Bergen ("Intellectual Property") as currently conducted, and there has not been any written assertion or claim against Bergen challenging the validity or the use by Bergen of any of the foregoing. Other than licenses generally available to the public at reasonable cost and material licenses or rights to use set forth in Section 4.10 to the Bergen Disclosure Schedule, no material licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights is necessary for the operation of the business of Bergen in substantially the same manner as such business is presently conducted. The conduct of the businesses of Bergen as currently conducted does not conflict with or infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party except for any conflict or infringement that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen, there are no infringements of any of the Intellectual Property owned by or licensed by or to Bergen and the Intellectual Property is not the subject to any pending Action.

                   4.11 Title to and Condition of Properties. Bergen owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Bergen as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not reasonably be expected to have a Material Adverse Effect on Bergen.

                   4.12 Registration Statement; Joint Proxy Statement. None of the information provided in writing by Bergen for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Bergen Shareholders Meeting or the Cardinal Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Cardinal and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

                   4.13  Litigation.  Except as set forth in Section
         4.13 to the Bergen Disclosure Schedule or specifically identified in the Bergen SEC Documents filed prior to the date of the Agreement, there is no Action pending or, to the knowledge of Bergen, threatened against









         Bergen or any executive officer or director of Bergen which, individually or in the aggregate, would have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby. Bergen is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby. Except as set forth in Section 4.13 to the Bergen Disclosure Schedule, since September 30, 1994, Bergen has not been subject to any outstanding order, writ, injunction or decree relating to Bergen's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Bergen.

                   4.14 Brokerage and Finder's Fees; Expenses. Except for Bergen's obligations to Merrill Lynch & Co., Inc. ("Merrill Lynch") (copies of all written agreements relating to such obligations having previously been provided to Cardinal), neither Bergen nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Bergen, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

                   4.15 Accounting Matters; Reorganization. Neither Bergen nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would
         (a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                   4.16  Employee Benefit Plans.

                   (a) For purposes of this Section 4.16, the following terms have the definitions given below:

                   "Controlled Group Liability" means any and all
              liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

                   "ERISA" means the Employee Retirement Income Security
              Act of 1974, as amended, and the regulations thereunder.

                   "ERISA Affiliate" means, with respect to any entity,
              trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),
              (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.









                   "Plans" means all employee welfare benefit plans
              within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of
              Section 3(2) of ERISA sponsored or maintained by Bergen or any of its subsidiaries or to which Bergen or any of its subsidiaries contributes or is obligated to contribute.

                   "Withdrawal Liability" means liability to a
              Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

                   (b) With respect to each Plan, Bergen has provided to Cardinal a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

                   (c) Except as set forth in Section 4.16(c) to the Bergen Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that would adversely affect the qualified status of any Qualified Plan or the related trust in a manner that would have a Material Adverse Effect.

                   (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the Closing Date will be made or paid in full on or before the final due date thereof.

                   (e) Bergen and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Bergen or any of its subsidiaries under ERISA or the Code.

                   (f) Except as set forth in Section 4.16(f) to the Bergen Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Bergen or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer
         Plan: (i) neither Bergen nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (ii) neither Bergen nor any ERISA









         Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, has been terminated, or would be in reorganization, to be insolvent, or to be terminated. Except for Multiemployer Plans, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

                   (g) There does not now exist, and there are no currently existing circumstances that would result in, any material Controlled Group Liability that would be a liability of Bergen or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Bergen nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in
         Section 4069 or Section 4204 of ERISA.

                   (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 4.16(h) to the Bergen Disclosure Schedule, neither Bergen nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                   (i) Except as disclosed in Section 4.16(i) to the Bergen Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Bergen or any of its subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 4.16(i) to the Bergen Disclosure Schedule, no amount paid or payable by Bergen or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                   (j) Except as disclosed in Section 4.16(j) to the Bergen Disclosure Schedule, there are no pending or to the knowledge of Bergen threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which would result in any material liability of Bergen or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

                   (k) Section 4.16(k) to the Bergen Disclosure Schedule sets forth a list of each employment, severance or similar agreement under which Bergen or any of its subsidiaries is or could become obligated to provide compensation or benefits in excess of $200,000 in any one calendar year, and Bergen has provided to Cardinal a copy of each such agreement.

                   (l) The Bergen Amended and Restated Supplemental Executive Retirement Plan (the "SERP") and the Amended and Restated Bergen Capital Accumulation Plan (the "CAP") have been amended, and the Company has executed an amendment (the "Trust Amendment") to the Master Trust Agreement for Bergen Brunswig Corporation Executive Deferral Plans dated as of December 27, 1994, between Bergen and Wachovia Bank of North Carolina, N.A. (the "Trustee"), which amendment is subject to execution by the Trustee. Such amendments provide









         that, except as set forth in the immediately following sentence, (i) the consummation of the Merger shall not effectuate a "Change in Control" within the meaning thereof, and (ii) effective as of the Effective Time, all provisions thereof that relate to a "Change in Control" shall be null and void and of no further force and effect, as if deleted. Notwithstanding the foregoing, the consummation of the Merger shall effectuate a "Change in Control" solely for purposes of giving effect to (A) the provisions of Section 5.1(b)(i) of the SERP that call for full vesting of the "Accrued Benefit" of each "Participant" upon a "Change in Control" (as those terms are defined in the SERP, as amended to exclude from participation, contingent upon consummation of the Merger, certain executives who previously participated therein), and
         (B) the provisions of Section 5.4(a)(F) of the CAP that call for the benefit of a "Participant" that is "Accrued" as of a "Change in Control" (without giving effect to clauses (A)-(E) of Section 5.4(a)) to become fully "Vested" as of a "Change in Control" (as those terms are defined in the CAP, as similarly amended to exclude from participation, contingent upon consummation of the Merger, certain executives who previously participated therein).

                   4.17  Contracts.  Section 4.17 to the Bergen
         Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments that exist as of the date hereof other than Plans (each a "Contract") to which Bergen is a party and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Bergen's business other than those that are not material to the business of Bergen, (b) joint venture and partnership agreements, (c) Contracts containing covenants purporting to limit the freedom of Bergen to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than Bergen) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions in excess of $10,000,000 with respect to inventory purchases for resale, and $500,000 in the case of everything else, or requirements or other terms that restrict or limit the purchasing relationships of Bergen or its affiliates, or any customer, licensee or lessee thereof, (f) Contracts relating to any outstanding commitment for capital expenditures in excess of $2,000,000,
         (g) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $2,000,000, letters of credit or other agreements or instruments of Bergen or commitments for the borrowing or the lending of amounts in excess of $2,000,000 by Bergen or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Bergen with an aggregate value in excess of $2,000,000, (h) Contracts providing for "earn-outs" or other contingent payments by Bergen involving more than $100,000 over the term of the Contract, and (i) except as specifically described in Bergen SEC Documents filed prior to the date of this Agreement, Contracts with or for the benefit of any affiliate of Bergen or immediate family member thereof (other than subsidiaries of Bergen) involving more than $60,000 in the aggregate per affiliate. All such Contracts and all contracts to which Bergen is a party and which involve annual revenues to the business of Bergen in excess of 2.5% of Bergen's annual revenues (each, a "Material Contract") are valid and binding obligations of Bergen and, to the knowledge of Bergen, the valid and binding obligation of each other party thereto except such Contracts or Material Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen. Neither Bergen nor, to the knowledge of Bergen, any









         other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract or Material Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen. Set forth in Section 4.17(j) to the Bergen Disclosure
         Schedule is a description of any material changes to the amount and terms of the indentures of Bergen and its subsidiaries from the description in the notes to the financial statements incorporated in Bergen's Form 10-K for the period ending September 30, 1996 filed with the Commission. Set forth in
         Section 4.17(k) to the Bergen Disclosure Schedule is the amount of the annual premium currently paid by Bergen for its directors' and officers' liability insurance.

                   4.18  Labor Matters.  Except as set forth in Section
         4.18 to the Bergen Disclosure Schedule, Bergen does not have any consulting agreements providing for compensation of any individual in excess of $150,000 annually, or any labor contracts or collective bargaining agreements with any persons employed by Bergen or any persons otherwise performing services primarily for Bergen. There is no labor strike, dispute or stoppage pending or, to the knowledge of Bergen, threatened against Bergen, and Bergen has not experienced any labor strike, dispute or stoppage since September 30, 1994.

                   4.19 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Bergen as of September 30, 1996 included in the Bergen SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in
         Section 4.19 to the Bergen Disclosure Schedule, Bergen does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a Material Adverse Effect on Bergen.

                   4.20  Operation of Bergen's Business; Relationships.

                   (a) Since March 31, 1997 through the date of this Agreement, Bergen has not engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect Section 5.3(c) hereof except as set forth in
         Section 4.20(a) to the Bergen Disclosure Schedule.

                   (b) Except as set forth in Section 4.20(b) to the Bergen Disclosure Schedule, since January 1, 1997 no material customer of Bergen has indicated that it will stop or materially decrease purchasing materials, products or services from Bergen and no material supplier of Bergen has indicated that it will stop or materially decrease the supply of materials, products or services to Bergen, in each case, the effect of which would have a Material Adverse Effect on Bergen.

                   4.21  Permits; Compliance.  (a)  Bergen is in
         possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its









         business as it is now being conducted (collectively, the "Bergen Permits"), except where the failure to be in possession of such Bergen Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby, and there is no Action pending or, to the knowledge of Bergen, threatened regarding any of the Bergen Permits which, if successful, would have Material Adverse Effect on Bergen or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby. Bergen is not in conflict with, or in default or violation of any of the Bergen Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen.

                   (b) Except as set forth in Section 4.21(b) of the Bergen Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material
         Adverse Effect on Bergen:

                   (i) all necessary clearances or approvals from governmental agencies for all drug and device products which are sold by Bergen and its subsidiaries have, to the knowledge of Bergen, been obtained and Bergen and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the storage, distribution, promotion and sale by Bergen and its subsidiaries of such products;

                   (ii) none of Bergen, or any of its officers (during the term of such person's employment by Bergen) has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar governmental agency, failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency, or committed an act, made a statement or failed to make a statement that would provide a basis for the FDA or similar governmental agency to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

                   (iii) as to each article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) and/or, to the knowledge of Bergen, distributed by Bergen, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction; and

                   (iv) none of Bergen or any of its officers (during the term of such person's employment by Bergen), subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any Applicable Law.

                   4.22 Environmental Matters. Except for matters disclosed in Schedule 4.22 of the Bergen Disclosure Schedule and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen, (a) the properties, operations and activities of Bergen and its subsidiaries are in compliance with all









         applicable Environmental Laws (as defined below) and all past noncompliance of Bergen or any Bergen subsidiary with any Environmental Laws or Environmental Permits (as defined below) that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability; (b) Bergen and its subsidiaries and the properties and operations of Bergen and its subsidiaries are not subject to any existing, pending or, to the knowledge of Bergen, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) there has been no release of any hazardous substance, pollutant or contaminant into the environment by Bergen or its subsidiaries or in connection with their properties or operations; (d) to the best of Bergen's knowledge, there has been no exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Bergen and its subsidiaries; and (e) Bergen and its subsidiaries have made available to Cardinal all internal and external environmental audits and reports (in each case relevant to Bergen or any of its subsidiaries) prepared since January 1, 1994 and in the possession of Bergen or its subsidiaries. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

                   4.23 Opinion of Financial Advisors. Bergen has received the written opinion of Merrill Lynch, its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Bergen Shareholders from a financial point of view, Bergen has heretofore provided copies of such opinion to Cardinal and such opinion has not been withdrawn or revoked or modified in any material respect.

                   4.24 Board Recommendation. The Board of Directors of Bergen, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Bergen Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Bergen Shareholders, and (ii) resolved to recommend that the holders of the shares of Bergen Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "Bergen Board Recommendation").

                   4.25 New Jersey Shareholders Protection Act and Rights Agreement. Prior to the date hereof, the Board of Directors of Bergen has taken all action necessary to exempt under or make not subject to (x) the provisions of the NJSPA and (y) any other New Jersey or California









         takeover law or New Jersey or California law that purports to limit or restrict business combinations: (i) the execution of this Agreement, the Bergen Stock Option Agreement and the Support/Voting Agreement dated as of August 23, 1997 between Cardinal and Mr. Robert E. Martini (the "Support Agreement"),
         (ii) the Merger and (iii) the transactions contemplated hereby and by the Bergen Stock Option Agreement and the Support Agreement. The Rights Agreement, dated as of February 8, 1994 (the "Bergen Rights Agreement"), between Bergen and Chemical Trust Company of California, a California banking corporation, has been amended so that Cardinal is exempt from the definition of "Acquiring Person" contained in the Bergen Rights Agreement, no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Bergen Rights Agreement) will occur as a result of the execution of this Agreement or the Bergen Stock Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition or transfer of shares of Bergen Common Stock by Cardinal pursuant to the Bergen Stock Option Agreement and the Bergen Rights Agreement will expire immediately prior to the Effective Time, and the Bergen Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Bergen Rights Agreement have been previously provided to Cardinal.

                   4.26  Accounts Receivable and Inventories.

                   (a) All accounts and notes receivable of Bergen have arisen in the ordinary course of business and the accounts receivable reserve reflected in the balance sheet of Bergen as of March 31, 1997 included in the Bergen SEC Documents is as of such date adequate and established in accordance with generally accepted accounting principles consistently applied.

                   (b) The Bergen assets which are inventories have a net realizable value on March 31, 1997 at least equal to the sum of the LIFO values and the corresponding LIFO reserve at which such inventories are carried on the balance sheet of Bergen as of March 31, 1997 included in the Bergen SEC Documents; and have been purchased by Bergen directly from the manufacturer thereof or from an authorized distributor of such products in accordance with the Federal Prescription Drug Marketing Act, if applicable.

                   4.27  Insurance.  Section 4.27 to the Bergen
         Disclosure Schedule sets forth a list of the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Bergen (copies of all of which policies have been previously provided to Cardinal), which policies have terms expiring as set forth in Section 4.27 to the Bergen Disclosure Schedule.

                   4.28 Employee Agreements. Each of the employees of Bergen specified in Section 4.28 to the Bergen Disclosure Schedule has duly executed and delivered an employee agreement with Bergen substantially in the form attached to Section 4.28 to the Bergen Disclosure Schedule (the "Employee Agreements"), and such Employee Agreements have not been amended or terminated. Bergen has previously provided to Cardinal copies of all such Employee Agreements.









                   4.29 Director Compensation. Section 4.29 to the Bergen Disclosure Schedule sets forth a list and a brief summary of the material terms of all plans, programs, agreements, arrangements or understandings of Bergen under which any director of Bergen may be entitled to payment or compensation from Bergen or its subsidiaries (i) in connection with or as a result of any of the transactions contemplated by this Agreement or (ii) after the Effective Time.

                                    ARTICLE V.

                             COVENANTS OF THE PARTIES

                   The parties hereto agree that:

                   5.1  Mutual Covenants.

                   (a)  HSR Act Filings; Reasonable Efforts;
         Notification.

                        (i) Each of Cardinal and Bergen shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as hereinafter defined) with respect to any such filing or any such transaction. Each party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.









                        (ii) Each of Cardinal and Bergen shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Cardinal and Bergen shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Cardinal and Bergen decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this
              Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of Cardinal and Bergen shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                        (iii)  Each of the parties agrees to use all
              reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings under the New Jersey Industrial Site Recovery Act, if applicable, and other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Cardinal or Bergen from occurring prior to or after the Effective Time, (C) the preparation of the Joint Proxy Statement, the Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for as a pooling of interests for financial reporting purposes and to ensure that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A), and (E) the execution and delivery of any









              additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

                        (iv) Notwithstanding anything to the contrary in this Agreement, neither Cardinal nor Bergen shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, provided , however, that unless Cardinal and Bergen otherwise agree, if required to avoid an HSR Authority instituting an Action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement, Cardinal shall and, at the direction of Cardinal, Bergen shall, hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or take or agree to take any action or agree to any limitation required to avoid an HSR Authority instituting an Action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated hereby unless such action would reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations or financial condition of Cardinal combined with the Surviving Corporation after the Effective Time, or would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from consummation of the Merger. Notwithstanding any other provision of this
              Section 5.1(a)(iv) neither party shall be required to (i) waive any of the conditions to the Merger set forth in
              Article VI of this Agreement as they apply to such party, or (ii) divest any of their respective businesses or assets if the divestitures would be required to be consummated prior to the Effective Time.

                   (b) Pooling-of-Interests. Each of the parties agrees that it shall not, and shall not permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Cardinal from accounting, and shall use its best efforts (including, without limitation, providing appropriate representation letters to Cardinal's accountants) to allow Cardinal to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB No. 16"), and to obtain a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the date of the Effective Time and, if requested by Cardinal, dated the date of the Joint Proxy Statement stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

                   (c) Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. ("Lowenstein, Sandler"), counsel to Bergen, as provided for in Section 6.2(d). In connection therewith, each of Cardinal and Bergen shall deliver to Lowenstein, Sandler









         representation letters and Bergen shall use all reasonable efforts to obtain representation letters from appropriate shareholders of Bergen and shall deliver any such letters obtained to Lowenstein, Sandler, in each case in form and substance reasonably satisfactory to Lowenstein, Sandler.

                   (d) Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release, which shall state, among other matters, that subject to the consummation of the transactions contemplated hereby, Robert E. Martini shall be appointed Chairman of the Board of Directors of Cardinal to serve in such office until the annual meeting of Cardinal Shareholders in the year 2000. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and Bergen shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

                   5.2  Covenants of Cardinal.

                   (a) Cardinal Shareholders Meeting. Cardinal shall take all action in accordance with the federal securities laws, the Ohio Revised Code and the Cardinal Articles and Code of Regulations, as amended and restated, necessary to convene a special meeting of Cardinal Shareholders (the "Cardinal Shareholders Meeting") to be held on the earliest practical date determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld), and to obtain the consent and approval of Cardinal Shareholders with respect to the Cardinal Shareholder Proposals and the transactions contemplated hereby, including recommending approval of the Cardinal Shareholder Proposals and transactions contemplated by this Agreement to the Cardinal Shareholders as set forth in
         Section 3.12 of this Agreement.

                   (b) Preparation of Registration Statement. Cardinal shall, as soon as is reasonably practicable, prepare the Joint Proxy Statement for filing with the Commission on a confidential basis. Consistent with the timing for the Cardinal Shareholders Meeting and the Bergen Shareholders Meeting as determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld), Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commission and reasonable approval of the Joint Proxy Statement by Bergen and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Cardinal shall obtain knowledge of any information pertaining to Cardinal contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Joint Proxy Statement, Cardinal will so advise Bergen in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Joint Proxy Statement. Cardinal shall promptly furnish to Bergen all information concerning it as may be required for the Joint Proxy Statement and any supplements or amendments thereto. Cardinal shall cooperate with Bergen in the preparation of the Joint









         Proxy Statement in a timely fashion and shall use all reasonable efforts to assist Bergen in clearing the Joint Proxy Statement with the Staff of the Commission, such Joint Proxy Statement to include the recommendation of the Cardinal Board of Directors referred to in Section 3.12 above. Cardinal also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger.

                   (c) Conduct of Cardinal's Operations. During the period from the date of this Agreement to the Effective Time, Cardinal shall use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Cardinal shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.2(c) to the Cardinal Disclosure Schedule, without the prior written consent of Bergen:

                        (i)  change any method or principle of
              accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Cardinal's regular independent accountants;

                        (ii) take any action that could likely result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect;

                        (iii) make any changes in the Cardinal Articles that would adversely affect in any material respect the rights and preferences of the holders of Cardinal Common Shares or make any changes in the Amended and Restated Certificate of Incorporation of Subcorp;

                        (iv)  acquire a material amount of assets or
              capital stock of any other person if such acquisition would materially and adversely affect the ability of
              Section 6.1(b) to be satisfied on or prior to April 30, 1998 (and, in any case, Cardinal agrees to give Bergen reasonable prior notice of any acquisition of a material amount of assets or capital stock of any other person);

                        (v) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                        (vi) agree in writing or otherwise to take any of the foregoing actions.

                   (d)  Indemnification; Directors' and Officers'
         Insurance.

                        (i) From and after the Effective Time, Cardinal shall cause (including, to the extent required, providing sufficient funding to enable the Surviving Corporation to satisfy all of its obligations under this Section
              5.2(d)(i)), the Surviving Corporation to









         indemnify, defend and hold harmless the present and former officers and directors of Bergen in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided or permitted under the Bergen Certificate, as amended and restated, the Bergen Bylaws, and the indemnification agreements disclosed in Section 5.2(d) to the Bergen Disclosure Schedule in effect on the date hereof.

                        (ii) Cardinal shall use all reasonable efforts to cause the Surviving Corporation or Cardinal to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Cardinal shall be required to pay an aggregate premium for such insurance coverage in excess of 325% of the amount set forth in Section 4.17(k) to the Bergen Disclosure Schedule.

                        (iii) Cardinal covenants and agrees from and after the Effective Time to (A) provide to the directors of Bergen who become directors of Cardinal directors' and officers' liability insurance on the same basis and to the same extent as that, if any, provided to other directors of Cardinal, and (B) enter into indemnification agreements with the directors of Bergen who become directors of Cardinal on terms entered into with other directors of Cardinal generally.

                   (e) Merger Sub. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Cardinal) or any material liabilities.

                   (f) NYSE Listing. Cardinal shall use its reasonable efforts to cause the Cardinal Common Shares issuable pursuant to the Merger (including, without limitation, the Cardinal Common Shares issuable upon the exercise of the Cardinal Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

                   (g) Access. Cardinal shall permit representatives of Bergen to have appropriate access at all reasonable times to Cardinal's premises, properties, books, records, contracts, documents, customers and suppliers. Information obtained by Bergen pursuant to this Section 5.2(g) shall be subject to the provisions of the confidentiality agreement between Cardinal and Bergen dated July 23, 1997 (the "Confidentiality Agreement"), which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.2(g) shall affect or be deemed to modify any representation or warranty made in this Agreement.

                   (h) Board of Directors of Cardinal. The Board of Directors of Cardinal shall take all action necessary immediately following the Effective Time to elect each of Robert E. Martini and Donald R. Roden and two other persons from the Board of Directors of Bergen as of the date of this Agreement (designated by Robert E. Martini and reasonably acceptable to Cardinal) as a director of Cardinal (with Messrs. Robert E. Martini and Donald R. Roden being









         assigned to the class of directors whose term of office expires at Cardinal's third annual meeting of shareholders after the Effective Time and second annual meeting of shareholders after the Effective Time, respectively, and the other two persons being assigned to the class or classes of directors with a vacancy (other than those vacancies to be filled by Robert E. Martini and Donald R. Roden) and with the longest term of office available) effective as of the Effective Time, for a term expiring at Cardinal's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of Cardinal's Board of Directors. The Board of Directors of Cardinal shall take all action necessary immediately following the Effective Time to (i) elect Robert E. Martini as the Chairman of the Board of Cardinal; (ii) elect Robert D. Walter as the Chairman of the Executive Committee of the Board of Directors of Cardinal;
         (iii) reformulate the Executive Committee of the Cardinal Board of Directors by appointing each of Robert D. Walter, Robert E. Martini, Donald R. Roden and three other members designated by Robert D. Walter to the Executive Committee of the Board of Directors of Cardinal; and (iv) elect Donald R. Roden as Co-President of Cardinal, effective as of the Effective Time, to hold such offices until his successor is elected and qualified, subject to being reelected or reappointed to such positions at the discretion of Cardinal's Board of Directors.

                   (i) Corporate Name. Subject to approval of the holders of Cardinal Common Shares (the "Cardinal Shareholders") at the Cardinal Shareholders Meeting of an amendment to Article First of the Cardinal Articles, as soon as practicable following the Effective Time, Article First of the Cardinal Articles shall read "The name of the corporation shall be 'Cardinal Bergen Health, Inc.'" At any time prior to the Cardinal Shareholders Meeting, Cardinal and Bergen may agree to change the proposed name for Cardinal following the Effective Time.

                   (j)  Affiliates of Cardinal.   Cardinal shall cause
         each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Cardinal for purposes of applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, to execute and deliver to Bergen no less than 30 days prior to the date of the Cardinal Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit A-2 (the "Cardinal Affiliate Letter").

                   (k) Notification of Certain Matters. Cardinal shall give prompt notice to Bergen of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Cardinal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(k) shall not limit or otherwise affect the remedies available hereunder to Bergen.

                   (l) Employees and Employee Benefit. From and after the Effective Time, Cardinal shall treat all service by Bergen Employees (as defined below) with Bergen and their respective predecessors prior to the Effective Time for all purposes as service with Cardinal (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental









         benefit plan in which Bergen Employees participate after the Effective Time, Cardinal shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Bergen Employee who was, as of the Effective Time, excluded from participation in a Bergen Benefit Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a Bergen Employee or a Bergen Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Cardinal and subsidiaries of Cardinal. For purposes of this Section 5.2(1), "Bergen Employees" shall mean persons who are, as of the Effective Time, employees of Bergen.

                   5.3  Covenants of Bergen.

                   (a) Bergen Shareholders Meeting. Bergen shall take all action in accordance with the federal securities laws, the NJBCA and the Bergen Certificate and the Bergen Bylaws necessary to convene a special meeting of Bergen Shareholders (the "Bergen Shareholders Meeting") to be held on the earliest practicable date determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld), to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby.

                   (b) Information for the Registration Statement and Preparation of Joint Proxy Statement. Bergen shall promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Registration Statement. Bergen shall cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the timing for the Cardinal Shareholders Meeting and the Bergen Shareholders Meeting as determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld). If, at any time prior to the Effective Time, Bergen obtains knowledge of any information pertaining to Bergen that would require any amendment or supplement to the Registration Statement or the Joint Proxy Statement, Bergen shall so advise Cardinal and shall promptly furnish Cardinal with all information as shall be required for such amendment or supplement and shall promptly amend or supplement the Registration Statement and/or Joint Proxy Statement. Bergen shall use all reasonable efforts to cooperate with Cardinal in the preparation and filing of the Joint Proxy Statement with the Commission on a confidential basis. Consistent with the timing for the Cardinal Shareholders Meeting and the Bergen Shareholders Meeting as determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld), Bergen shall use all reasonable efforts to mail at the earliest practicable date to Bergen Shareholders the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to Bergen Shareholders in connection with the Merger and the transactions contemplated thereby and shall include the Bergen Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d) and the written opinion of Merrill Lynch described in Section 4.23.









                   (c) Conduct of Bergen's Operations. Bergen shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Bergen shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Bergen Disclosure Schedule, without the prior written consent of Cardinal:

                        (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend (other than regular quarterly dividends on Bergen Common Stock of $0.12 per share with record and payment dates consistent with past practice) or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, provided, however, that Bergen may grant options with a fair market value exercise price to purchase up to 1% of the number of shares of Bergen Common Stock outstanding as of the date of this Agreement to employees of Bergen in the ordinary course consistent with prior practice or in connection with acquisitions of assets or capital stock permitted pursuant to clause (v) below, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Bergen Options which are outstanding as of the date hereof or which are granted by Bergen prior to the Effective Time in compliance with the terms of this Agreement), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

                       (ii)  directly or indirectly sell, transfer,
              lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

                      (iii) make or propose any changes in the Bergen Certificate or the Bergen Bylaws;

                       (iv) merge or consolidate with any other person (other than as permitted, in each case, by Section
              5.3(d));

                        (v)  acquire for cash a material amount of
              assets or capital stock of any other person valued, giving effect to assumed indebtedness, at more than $50 million per transaction and $100 million in the aggregate (and, in each case, Bergen shall give Cardinal reasonable prior notice of any such acquisition or agreement to make such an









              acquisition); provided, that to the extent Cardinal consents to any such acquisition, such acquisition shall not be taken into account in computing the dollar limitations in this clause (v); and provided further, that Bergen shall not make any acquisition if such acquisition would materially and adversely affect the ability of
              Section 6.1(b) to be satisfied on or prior to April 30, 1998;

                       (vi) amend or modify, or propose to amend or modify, the Bergen Rights Agreement, as amended as of the date hereof;

                      (vii)  except pursuant to existing credit
              arrangements, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice or in connection with a refinancing of existing indebtedness (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and shall not include any covenants that shall be more burdensome to Bergen in any material respect or increase costs to the Surviving Corporation after the Effective Time in any material respect);

                     (viii) create any subsidiaries other than in connection with acquisitions of assets or capital stock permitted pursuant to clause (v) of this Section 5.3(c);

                       (ix)  enter into or modify any employment,
              severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice (except for change-of-control severance agreements that in all cases shall require the prior written consent of Cardinal), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice; provided, however, that Bergen may implement a stay-bonus program providing for bonuses in an aggregate amount, together with any severance benefits payable to Bergen employees in such program or otherwise, not to exceed $13.75 million for employees of Bergen (other than employees of Bergen who are in a position of Tier 1 or Tier 2) and will consult with, but need not have the approval of, Cardinal prior to implementing any such plans;

                        (x)  enter into, adopt or amend any employee
              benefit or similar plan except as may be required by Applicable Law;

                       (xi)  change any method or principle of
              accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Bergen's regular independent accountants;

                      (xii)  modify, amend or terminate, or waive,
              release or assign any material rights or claims with respect to, any Contract set forth in Section 4.17 to the Bergen Disclosure Schedule or any Material Contract other than with respect to modifications or









              amendments to, terminations of, waivers or releases under, or assignments of (A) Contracts or Material Contracts with customers or suppliers entered into in the ordinary course of business, (B) Contracts relating to existing indebtedness which may be refinanced in compliance with
              Section 5.3(c)(vii) hereof, (C) Contracts relating to the incurrence of or commitment to any capital expenditures up to $1 million individually or $5 million in the aggregate or as set forth in the budget set forth in Section 5.3(c) to the Bergen Disclosure Schedule, or (D) without the prior written consent of Cardinal (which consent shall not be unreasonably withheld) any other material Contract or Material Contract to which Bergen is a party or any confidentiality agreement to which Bergen is a party;

                     (xiii) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

                      (xiv)  incur or commit to any capital
              expenditures, individually or in the aggregate, in excess of 120% of the amount set forth in Bergen's capital expenditure budget, which amount is set forth in Section 5.3(c) to the Bergen Disclosure Schedule;

                       (xv)  except as contemplated by Section
              5.2(d)(ii), make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than amounts paid pursuant to current policies or any policies replacing such policies not in excess of 200% of the amount set forth in Section 4.17(k) to the Bergen Disclosure Schedule;

                      (xvi)  take any action to exempt or make not
              subject to (x) the provisions of the NJSPA or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

                     (xvii) take any action that will likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

                    (xviii)  enter into or carry out any other
              transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.3(c);

                      (xix) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                       (xx) agree in writing or otherwise to take any of the foregoing actions.

                   (d) No Solicitation. Bergen agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate,









         encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Bergen, or acquisition of any capital stock from Bergen (other than upon exercise of Bergen Options which are outstanding as of the date hereof and other than to the extent specifically permitted by Section 5.3(c)(i)) or 15% or more of the assets of Bergen and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Bergen of any material assets or capital stock of any other person (other than to the extent specifically permitted by Section 5.3(c)(v)), or any combination of the foregoing
         (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the Bergen Shareholders, Bergen may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of Bergen determines in good faith by a majority vote, after consultation with and receipt of advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of Bergen under Applicable Law and determines that such a proposal is, after consulting with Merrill Lynch (or any other nationally recognized investment banking firm), more favorable to Bergen's Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction). Bergen will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.2(d), in the event that prior to the approval of the Merger by the Bergen Shareholders the Board of Directors of Bergen determines in good faith by a majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the Bergen Board of Directors under Applicable Law, the Board of Directors of Bergen may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Cardinal, the Bergen Board Recommendation and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed Bergen Board Recommendation in connection with a tender or exchange offer for Bergen securities, provided that it uses all reasonable efforts to give Cardinal two days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to Section 7.1(d)). The Bergen Board of Directors shall not, in connection with any such withdrawal, modification or change of the Bergen Board Recommendation, take any action to change the approval of the Board of Directors of Bergen for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger, the Bergen Stock Option Agreement or the Support Agreement. From and after the execution of this Agreement, Bergen shall immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing









         Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Cardinal within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, Bergen shall immediately advise Cardinal, in writing, if the Board of Directors of Bergen shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d).

                   (e) Termination Right. If prior to the approval of the Merger by the Bergen Shareholders the Board of Directors of Bergen shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited or encouraged by Bergen or any of its subsidiaries or affiliates in violation of this Agreement that failure to enter into such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of Bergen under Applicable Law and that such Competing Transaction is more favorable to the Bergen Shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal in response to such Competing Transaction) and is in the best interest of the Bergen Shareholders and Bergen has received (x) the advice of its outside legal counsel as to whether failure to enter into such a Competing Transaction would constitute a breach of the Board of Directors' fiduciary duties under Applicable Law and
         (y) an opinion (a copy of which, if delivered in writing, has been delivered to Cardinal) from Merrill Lynch (or any other nationally recognized investment banking firm) that the Competing Transaction is more favorable from a financial point of view to the Bergen Shareholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal), Bergen may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction provided that, prior to any such termination, (i) Bergen has provided Cardinal written notice that it intends to terminate this Agreement pursuant to this Section 5.3(e), identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of the Acquisition Agreement to be entered into for such Competing Transaction, and (ii) at least three full business days after Bergen has provided the notice referred to in clause (i) above (provided that the advice and opinion referred to in clauses
         (x) and (y) above shall continue in effect without revocation, revision or modification), Bergen delivers to Cardinal (A) a written notice of termination of this Agreement pursuant to this Section 5.3(e), (B) a check in the amount of Cardinal's Costs (as defined in Section 7.2) as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such Costs), plus the amount of the termination fee as provided in Section 7.2,
         (C) a written acknowledgment from Bergen that (x) the termination of this Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a "Purchase Event" as defined in the Bergen Stock Option Agreement and (y) the Bergen Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to









         such Competing Transaction that it is aware of the substance of Bergen's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by Bergen.

                   (f) Affiliates of Bergen. Bergen shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Bergen for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, to execute and deliver to Cardinal no less than 30 days prior to the date of the Bergen Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit A-1 (the "Bergen Affiliate Letter"). No later than 45 days prior to the date of the Bergen Shareholders Meeting, Bergen, after consultation with its outside counsel, shall provide Cardinal with a letter (reasonably satisfactory to outside counsel to Cardinal) specifying all of the persons or entities who, in Bergen's opinion, may be deemed to be "affiliates" of Bergen under the preceding sentence. The foregoing notwithstanding, Cardinal shall be entitled to place legends as specified in the Bergen Affiliate Letter on the certificates evidencing any of the Cardinal Common Shares to be received by (i) any such "affiliate" of Bergen specified in such letter or (ii) any person Cardinal reasonably identifies (by written notice to Bergen) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Cardinal Common Shares, consistent with the terms of the Bergen Affiliate Letter, regardless of whether such person has executed the Bergen Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

                   (g) Access. Bergen shall permit representatives of Cardinal to have appropriate access at all reasonable times to Bergen's premises, properties, books, records, contracts, documents, customers and suppliers. Information obtained by Cardinal pursuant to this Section 5.3(g) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(g) shall affect or be deemed to modify any representation or warranty made in this Agreement.

                   (h) Notification of Certain Matters. Bergen shall give prompt notice to Cardinal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Bergen representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Bergen to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to Cardinal.

                   (i) Subsequent Financial Statements. Bergen shall consult with Cardinal prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Bergen SEC Documents after the date of this Agreement.









                   (j) Employee Agreements; Trust Amendment. Bergen shall use its reasonable efforts to cause each of the employees of Bergen specified in Section 5.3(j) to the Bergen Disclosure Schedule to execute and deliver an Employee Agreement with Bergen substantially in the form attached to Section 4.28 to the Bergen Disclosure Schedule as soon as possible after the date of this Agreement. Bergen shall use its best efforts to cause the Trustee to execute the Trust Amendment as soon as possible after the date of this Agreement.

                                   ARTICLE VI.

                                    CONDITIONS

                   6.1 Conditions to the Obligations of Each Party. The obligations of Bergen, Cardinal and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

                   (a)  (i) This Agreement, the Merger and the
         transactions contemplated hereby shall have been approved and adopted by the Bergen Shareholders in the manner required by any Applicable Law, and (ii) the issuance of the Cardinal Common Shares to be issued in the Merger (and the transactions contemplated hereby) and the increase in the number of authorized Cardinal Common Shares shall have been approved by the Cardinal Shareholders in the manner required by any Applicable Law and the applicable rules of the NYSE.

                   (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated.

                   (c)  No provision of any applicable law or
         regulation, as supported by written opinion of outside legal counsel, and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement.

                   (d) There shall not be pending any Action by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of Bergen and Cardinal under Section 5.1(a), seeking to prohibit or limit the ownership or operation by Cardinal, Bergen or any of their respective subsidiaries of, or to compel Cardinal, Bergen or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Cardinal, Bergen or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Cardinal or any subsidiary of Cardinal from effectively controlling in any material respect the business or operations of Cardinal or the subsidiaries of Cardinal.









                   (e) The Commission shall have declared the Cardinal Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Cardinal Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

                   (f) The Cardinal Common Shares to be issued in the Merger (including, without limitation, the Cardinal Common Shares issuable upon the exercise of the Cardinal Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

                   (g) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal and Bergen, from Deloitte & Touche LLP dated the date of the Effective Time stating that they concur with the conclusion of Cardinal's management that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

                   6.2 Conditions to Obligations of Bergen. The obligations of Bergen to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
         Bergen:

                   (a) Each of the representations and warranties of each of Cardinal and Subcorp set forth in Article III:

                        (i)  which is qualified by materiality or
                   contains references to Material Adverse Effect shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); provided, however, that

                             (x)  with respect to any Non-Recurring Non-
                        Attributable Change, the aggregate amount excluded from the determination of whether there has been a Material Adverse Effect on Cardinal from all such Non-Recurring Non-Attributable Changes applied to all of the representations and warranties of Cardinal shall not exceed $30 million (without giving effect to any tax consequences), and

                             (y) solely for purposes of Section
                        7.1(j)(iii) of this Agreement, Attributable
                        Changes with respect to Cardinal may be
                        considered in determining whether there has been any Material Adverse Effect on Cardinal; and

                        (ii) which is not qualified by materiality and does not contain any reference to Material Adverse Effect shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on









                   and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

         The representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Cardinal (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty); provided, however, that, solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Cardinal may be considered in determining whether there has been any Material Adverse Effect on Cardinal.

                   (b)  Each of Cardinal and Subcorp shall have
         performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time, except, in all such cases, for acts and omissions of Cardinal which, in the aggregate, do not have a Material Adverse Effect on Cardinal.

                   (c)  Each of Cardinal and Subcorp shall have
         furnished Bergen with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                   (d) Bergen shall have received the opinion of Lowenstein, Sandler, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Bergen, Cardinal and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Bergen upon the receipt of Cardinal Common Shares in exchange for shares of Bergen Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

                   (e) There shall not be pending any Action which is reasonably likely to have a Material Adverse Effect on Cardinal.

                   (f) Since the date of this Agreement, there shall not have been any change in the assets, liabilities, results of operations or financial condition of Cardinal which would constitute a Material Adverse Effect on Cardinal or any event, occurrence or development which would have a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby; provided, however, that solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Cardinal may be considered in determining whether there has been any such material adverse change that would constitute a Material Adverse Effect on Cardinal.









                   6.3  Conditions to Obligations of Cardinal and
         Subcorp. The obligations of Cardinal and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Cardinal:

                   (a) Each of the representations and warranties of Bergen set forth in Article IV:

                        (i) which is qualified by materiality or
                   contains references to Material Adverse Effect shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); provided, however, that

                             (x)  with respect to any Non-Recurring Non-
                        Attributable Change, the aggregate amount excluded from the determination of whether there has been a Material Adverse Effect on Bergen from all such Non-Recurring Non-Attributable Changes applied to all of the representations and warranties of Bergen shall not exceed $30 million (without giving effect to any tax consequences), and

                             (y)  solely for purposes of Section
                        7.1(j)(iii) of this Agreement, Attributable
                        Changes with respect to Bergen may be considered in determining whether there has been any Material Adverse Effect on Bergen; and

                        (ii) which is not qualified by materiality and does not contain any reference to Material Adverse Effect shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

         The representations and warranties of Bergen set forth in
         Article IV shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Bergen (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty); provided, however, that, solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Bergen may be considered in determining whether there has been any Material Adverse Effect on Bergen.

                   (b) Bergen shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed









         and complied with by it hereunder at or prior to the Effective Time, except, in all such cases, for acts and omissions of Bergen which, in the aggregate, do not have a Material Adverse Effect on Bergen.

                   (c) Bergen shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                   (d) Since the date of this Agreement, there shall not have been any change in the assets, liabilities, results of operations or financial condition of Bergen which would constitute a Material Adverse Effect on Bergen or any event, occurrence or development which would have a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby; provided, however, that solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Bergen may be considered in determining whether there has been any such material adverse change that would constitute a Material Adverse Effect on Bergen.

                   (e) There shall not have been a material breach of the Bergen Stock Option Agreement.

                   (f) There shall not be pending any Action which is reasonably likely to have a Material Adverse Effect on Bergen.

                   (g) The Employee Agreements between Bergen and each employee of Bergen set forth in Section 4.28 to the Bergen Disclosure Schedule, each as in effect as of the date of this Agreement, shall be in full force and effect and shall not have been terminated; provided, however, that it is understood that this condition shall not fail to be satisfied with respect to any such person who is no longer employed by Bergen so long as Bergen shall not have modified, amended or terminated, granted any waiver or release under, or assigned any material rights or claims under the Employee Agreement with such former employee other than in accordance with its terms.


                                   ARTICLE VII.

                            TERMINATION AND AMENDMENT

                   7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Bergen Shareholders and Cardinal Shareholders):

                   (a) by mutual written consent of Cardinal and Bergen;

                   (b) by either Cardinal or Bergen if there shall be any law or regulation that, as supported by written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other









         competent Governmental Authority enjoining Cardinal or Bergen from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

                   (c) by either Cardinal or Bergen if the Merger shall not have been consummated before April 30, 1998, provided, however, that the right to terminate this Agreement under this
         Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                   (d) by Cardinal if the Board of Directors of Bergen shall withdraw, modify or change the Bergen Board Recommendation in a manner adverse to Cardinal, or if the Board of Directors of Bergen shall have refused to affirm the Bergen Board Recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from Cardinal which request was made on a reasonable basis;

                   (e)  by Cardinal or Bergen if at the Bergen
         Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Bergen Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

                   (f) by Cardinal or Bergen if the authorization of the Cardinal Shareholders with respect to the issuance of Cardinal Common Shares in the Merger or the increase in the number of authorized Cardinal Common Shares shall not have been obtained by reason of the failure to obtain the required vote at a meeting held for such purpose;

                   (g)  by Bergen, pursuant to Section 5.3(e);

                   (h) by Cardinal if Bergen shall have breached in any material respect any of its obligations under the Bergen Stock Option Agreement or if Mr. Robert E. Martini shall have breached in any material respect any of his obligations under the Support Agreement with Cardinal;

                   (i) by Cardinal if at any time the representations and warranties of Bergen set forth in Section 4.15 shall not be true and correct and Cardinal shall have been advised by Deloitte & Touche LLP that the condition set forth in Section 6.1(g) cannot be satisfied;

                   (j)  by Cardinal or Bergen if:

                             (i)  there shall have been a material
                   breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in
                   Section 6.2(a) or 6.2(b) (in the case of a breach by Cardinal) or Section 6.3(a) or 6.3(b) (in the case of a breach by Bergen) or would result in a material adverse effect on the ability of Cardinal and/or Bergen to consummate the transactions contemplated hereby, and such breach shall not have been cured









                   within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

                             (ii)  the condition set forth in Section
                   6.3(d) (in the case of a termination by Cardinal) or
                   Section 6.2(f) (in the case of a termination by Bergen) is not satisfied; or

                             (iii)  the condition set forth in Sections
                   6.3(a) or 6.3(d) (in the case of a termination by Cardinal) or Sections 6.2(a) or 6.2(f) (in the case of a termination by Bergen) is not satisfied solely because the proviso regarding Attributable Changes in such section is considered in determining whether any such condition has been satisfied, provided, that the terminating party complies with Section 7.4(c) hereof;

                   (k) by Bergen if at any time the representations and warranties of Cardinal set forth in Section 3.7 shall not be true and correct and Cardinal shall have been advised by Deloitte & Touche LLP that the condition set forth in Section 6.1(g) cannot be satisfied; or

                   (l) by Cardinal or Bergen on one business day's prior notice if either party has received any communication from the Federal Trade Commission or the Department of Justice (each an "HSR Authority") (such communication to be confirmed to the other party by the Bureau Director of the Federal Trade Commission or such Director's delegate or an Assistant Attorney General or the latter's delegate) indicating that an HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the Antitrust Laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(l) shall only be exercisable within 10 business days after the receipt by either party of the first such communication from an HSR Authority.

                   7.2  Effect of Termination.

                   (a)  In the event of the termination of this
         Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of each of Section 5.2(g) and Section 5.3(g) and the provisions of Sections 7.2 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this
         Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs").









                   (b)  Bergen agrees that, if:

                        (i) Bergen terminates this Agreement pursuant to Sections 5.3(e) and 7.1(g);

                        (ii)  Cardinal terminates this Agreement
                   pursuant to Section 7.1(d) or 7.1(h); or

                        (iii) (A) Cardinal or Bergen terminates this
                   Agreement pursuant to Section 7.1(e), (B) at the time of such failure by Bergen Shareholders to so approve this Agreement there is a publicly announced or disclosed Competing Transaction with respect to Bergen involving a third party, and (C) within 12 months after such termination, Bergen shall enter into an Acquisition Agreement for a Business Combination (as defined herein) or consummates a Business Combination;

         then, (X) in the case of a termination by Cardinal, within three business days following any such termination, (Y) in the case of a termination by Bergen as described in clause (i) above, concurrently with such termination, or (Z) in the case of a termination by Bergen as described in clause (iii) above where a Competing Transaction has been publicly announced or publicly disclosed prior to the Bergen Shareholders Meeting (including any adjournment or postponement thereof), prior to the earlier consummation of a Business Combination or execution of a definitive agreement with respect thereto, Bergen will pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $12 million in the aggregate and (ii) a termination fee in an amount equal to $75 million (such amounts collectively, the "Termination Fee"). For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Bergen as a result of which the Bergen Shareholders prior to such transaction in the aggregate cease to own at least 85% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 15% of the assets of Bergen and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Cardinal or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the Bergen Common Stock whether by tender or exchange offer or otherwise.

                   7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Bergen Shareholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Bergen









         Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   7.4  Liquidated Damages.

                   (a) In the event that the Board of Directors of Cardinal shall withdraw or change in a manner adverse to Bergen its recommendation as set forth in Section 3.12 of this Agreement, and this Agreement shall have terminated in accordance with the terms hereof as a result thereof, then within 3 days after delivery of notice of such termination by Bergen to Cardinal, Cardinal shall pay to Bergen in cash by wire transfer of immediately available funds to an account designated by Bergen, as liquidated damages (i) in reimbursement for Bergen's expenses, an amount of cash equal to the aggregate amount of Bergen's Costs up to but not equal to $12 million in the aggregate and (ii) the amount of $75 million.

                   (b) In the event that this Agreement is terminated by Cardinal or Bergen (the "Terminating Party") pursuant to
         Section 7.1(j) hereof as a result of the failure of the other party or its affiliates (the "Breaching Party") to perform its material covenants and obligations under Section 5.1(a)(i) or 5.1(a)(ii) hereof, then within 3 days after such termination, the Breaching Party shall pay to the Terminating Party in cash by wire transfer of immediately available funds to an account designated by the Terminating Party, as liquidated damages, an amount of cash equal to $50 million.

                   (c) In the event that this Agreement is terminated by Cardinal or Bergen pursuant to Section 7.1(j)(iii) as a result, in whole or in part, of an Attributable Change with respect to the other party, then contemporaneously with such termination, the terminating party shall pay in cash by wire transfer of immediately available funds to an account designated by the other party as liquidated damages the amount of $75 million.

                   7.5 Exclusive Remedy. In the event that any Termination Fee is paid pursuant to Section 7.2 or any liquidated damages are paid pursuant to Section 7.4, notwithstanding any other provision of this Agreement, it is understood and agreed that such Termination Fee or liquidated damages, as the case may be, shall be the exclusive remedy for any act or omission resulting in the termination of this Agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

                   7.6 Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to Bergen) and Bergen (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.









                                  ARTICLE VIII.

                                  MISCELLANEOUS

                   8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

                   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a)  if to Cardinal or Subcorp:

                        Cardinal Health, Inc.
                        5555 Glendon Court
                        Dublin, Ohio  43016
                        Attention:  Robert D. Walter
                        Telecopy No.:  (614) 717-8919

                        with a copy to

                        David A. Katz
                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Telecopy No.:  (212) 403-2000

                   (b)  if to Bergen:

                        Bergen Brunswig Corporation
                        4000 Metropolitan Drive
                        Orange, CA  92668
                        Attention:  Milan A. Sawdei
                        Telecopy No.:  (714) 978-1148

                        with a copy to

                        Richard M. Sandler
                        Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. 65 Livingston Avenue
                        Roseland, New Jersey  07068
                        Telecopy No.:  (201) 992-5820










                   8.3  Interpretation.

                   (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Bergen, such reference shall be deemed to include any and all subsidiaries of Bergen, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.8, 4.16, 4.22, 4.23, 4.24, 4.25 and 8.3.

                   (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which has a material adverse effect on the assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include:

                        (i)  any change in or effect upon the assets
                   (including intangible assets), liabilities
                   (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to any decrease in the market price of Cardinal Common Shares in the case of Cardinal or Bergen Common Stock in the case of Bergen (but in either case not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party),

                        (ii) any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to conditions, events, or circumstances generally affecting the industries in which Cardinal (and its subsidiaries) and Bergen (and its subsidiaries) operate,

                        (iii) except to the extent provided in Section 7.1(j)(iii) of this Agreement, Attributable Changes,


                        (iv)  (A) a maximum of $30 million in the
                   aggregate (determined without giving effect to any tax consequences) of Non-Recurring Non-Attributable Changes in determining whether the conditions set forth in Sections 6.3(d) or 6.2(f) have been satisfied, and (B) in considering the accuracy of an individual representation and warranty, such $30 million may be allocated among the various representations and warranties so long as the aggregate amount does not exceed $30 million (determined without giving effect to any tax consequences), or









                        (v)  any change in or effect upon the assets
                   (including intangible assets), liabilities
                   (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly attributable to a Permitted Change.

                   (c) For the purposes of any provision of this Agreement, a "Permitted Change" with respect to any party shall mean any change specifically contemplated by the provisions of this Agreement (without reference to the Bergen Disclosure Schedule or the Cardinal Disclosure Schedule).

                   (d) For the purposes of any provision of this Agreement, an "Attributable Change" with respect to any party shall mean any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to the loss by such party (and its subsidiaries) of any of its customers (including business of such customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers), suppliers or employees) due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement.

                   (e) For the purposes of any provision of this Agreement, a "Non-Attributable Change" with respect to any party shall mean any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries that is not an Attributable Change, in each case arising after the date of this Agreement.

                   (f) For the purposes of any provision of this Agreement, a "Non-Recurring Non-Attributable Change" with respect to any party shall mean any Non-Attributable Change that is a change in or effect upon the results of operations of such party directly attributable to any non-recurring event, occurrence or development that would not materially impact the continuing operations of such party.

                   (g) For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                   (h) For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge of all officers of such party with a title of executive vice president or higher.

                   8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

                   8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support Agreement, the Bergen Stock Option Agreement and









         the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

                   8.6 Third Party Beneficiaries. Except for the agreement set forth in Section 5.2(d), nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

                   8.7 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York.

                   8.8  Consent to Jurisdiction; Venue.

                   (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any New York state or federal court sitting in the City of New York. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                   (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

                   8.9  Specific Performance.  The transactions
         contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

                   8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                   8.11  Expenses.  Subject to the provisions of Section
         7.2 and the Bergen Stock Option Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses,









         except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Joint Proxy Statement (including filing fees related thereto) will be shared equally by Cardinal and Bergen.























































                   IN WITNESS WHEREOF, Cardinal, Subcorp and Bergen have signed this Agreement as of the date first written above.

                                  CARDINAL HEALTH, INC.



                                  By:/s/ Robert D. Walter
                                     -------------------------------
                                     Name: Robert D. Walter
                                     Title: Chairman and Chief Executive
                                            Officer

                                  BRUIN MERGER CORP.



                                  By:/s/ Robert D. Walter
                                     -------------------------------
                                     Name: Robert D. Walter
                                     Title: Chairman and Chief Executive
                                            Officer

                                  BERGEN BRUNSWIG CORPORATION


                                  By:/s/ Robert E. Martini
                                     -------------------------------
                                     Name: Robert E. Martini
                                     Title: Chairman



























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